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                                                                    EXHIBIT 10.8


February 10, 1998


JPO, LLC
c/o Mr. John O'Malley
8 Webster Avenue
Summit, NJ  07901

Dear Mr. O'Malley:

   On behalf of LBU, Inc. (the "Company"), the Company agrees and has obtained the requisite approval of its Board of Directors, to retain JPO, LLC as an independent consultant ("Consultant") based upon the following terms ("the Agreement"):

   1.   Commencement Date-2/10/98


   2. Base Compensation - $105,000 payable in weekly installments of $2,019.23 without the need to present further documentation.

   3. Other Compensation - Consultant shall be entitled to receive additional compensation for participating in any acquisition, capital raising, or other financing transactions, which is initiated during the term hereof and consummated by the Company during the term of this agreement or subsequent thereto. Compensation for any such transactions shall be mutually agreed upon by the parties hereto in conjunction with such transaction and shall be payable upon consummation of such transaction.

   4. Stock Purchase Warrants - As an inducement to enter into this agreement, Consultant shall receive fully vested warrants (the "Stock Purchase Warrants") to purchase 100,000 shares of Company's Common Stock in the form attached hereto as Exhibit A. In the event that an adverse outcome to the litigation described in the footnotes to the Company's financial statements results in the issuance of additional shares of Common Stock of the Company, Consultant shall receive a pro rata grant of additional fully vested Stock Purchase Warrants in the form attached hereto as Exhibit A to adjust for such dilution.
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   5.   As an inducement to enter into this agreement, Consultant shall receive
        50,000 restricted shares of LBU, Inc. Common Stock (subject to a one-year holding period) and vesting as follows:
        10,000 shares on commencement of this Agreement
        20,000 shares on March 10, 1998
        20,000 shares on April 10, 1998
The issuance of the shares on March 10 and April 10, 1998 shall be conditioned upon this agreement not having terminated prior thereto.

   6. Duties Consultant shall consult with and advise the Company with respect to financial and other matters as reasonably directed by the Company's President or its Board of Directors from time to time. It is agreed and understood that the Consultant shall dedicate an average of three (3) business days per week on-site (at the Corporate offices of the Company or at such other locations as may be necessary) to the performance of it's duties hereunder.

  7. Indemnification and Hold Harmless In order to induce Consultant to enter into this Agreement, the Company hereby agrees to indemnify and hold harmless, to the fullest extent of the law, Consultant from and against any liability, claim, loss or expenses to which Consultant may become subject as a result of this Agreement or from the services provided hereunder. Any costs, fees, and/or expenses incurred by Consultant in defending or investigating any action, suit or proceeding shall be paid by the Company in advance of the final deposition of such matter; upon request. In the event that such advances are necessary, Consultant shall undertake, in writing, to repay any such advances in the event that it is ultimately adjudicated that Consultant is not entitled to indemnification.


   8. Expenses Consultant's business related out-of-pocket expenses shall be reimbursed upon submission of requisite documentation to the Company.

   9. Termination This Agreement may be terminated on thirty (30) days prior written notice delivered by either party hereto. Consultant's indemnification and hold harmless rights and the Company's related obligations, under section 7 hereof, shall survive any termination.

  10. Governing Law This Agreement is made under and shall be construed pursuant to the laws of the Stare of New Jersey.

  11. Entire Agreement This Agreement, including the Stock Purchase Warrants described in Section 4 hereof and the restricted Common Stock described in Section 5 hereof, shall constitute the entire agreement of the parties with regard to the subject matter hereof, and shall supersede any and all other understandings or agreements between the parties regarding such subject matter.
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If you are in agreement with the foregoing terms, please indicate your acceptance by signing below, whereupon this Agreement shall be binding on the parties.

                                            Sincerely,

                                            /s/ Jeffrey Mayer

                                            Jeffrey Mayer
                                            CEO


Agreed and approved:


/s/ John P. O'Malley, III
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JPO, LLC